Registration No. 333-149816

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

3SBio Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

No. 3 A1, Road 10
Shenyang Economy & Technology Development Zone
Shenyang, People’s Republic of China 110027
(86-24) 2581-1820
(Address of principal executive offices)

2006 Stock Plan (“Plan”)
(Full title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-149816) (the “Registration Statement”) of 3SBio Inc. (the “Registrant”), which was filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2008 to register 10,000,000 ordinary shares, par value $0.0001 per share, of the Registrant (“Shares”) for offer or sale pursuant to the Registrant’s 2006 Stock Plan.

On February 8, 2013, the Registrant, Decade Sunshine Limited (“Parent”) and Decade Sunshine Merger Sub (“Merger Sub”) entered into an agreement and plan of merger (the “merger agreement”, and the merger contemplated therein, “merger”), as amended on April 24, 2013, which was approved on May 24, 2013 by the shareholders of the Registrant at the extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar, which became effective as of May 29, 2013 (the “effective time”), as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly owned subsidiary of Parent. At the effective time, all outstanding Shares and American depositary shares of the Registrant, and all outstanding restricted stock and restricted stock units and all outstanding and unexercised options to purchase Shares pursuant to the Registrant’s 2006 Stock Plan and 2010 Equity Incentive Plan were canceled.

In connection with the merger, the Registrant has terminated the offering of Shares pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby files this Amendment to remove from registration all Shares registered under the Registration Statement that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on May 31, 2013.

3SBio Inc.

By: /s/ Dr. Jing Lou
Name: Dr. Jing Lou
Title: Chief Executive Officer

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Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the indicated capacities on May 31, 2013.

Name and Signature	Title

/s/ Jing Lou
By: Dr. Jing Lou, Chairman of Board of
Directors and CEO
3SBio Inc.	Registrant

/s/ Jing Lou	Chairman of Board of Directors
Dr. Jing Lou

/s/ Dr. Jing Lou	Chief Executive Officer and Director
Dr. Jing Lou	(principal executive officer)

/s/ Bo Tan	Chief Financial Officer
Bo Tan	(principal financial officer)

/s/ Dongmei Su	Director
Dr. Dongmei Su

/s/ Bo Tan	Director
Bo Tan

/s/ Fei You	Controller
Fei You	(principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on May 31, 2013.

By: /s/ Dr. Jing Lou
Name: Dr. Jing Lou

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